EXHIBIT 99.1

NEWS RELEASE for April 21, 2005 at 1:00 AM EDT

Investors:	ChromaVision Medical Systems, Inc.:

Matt Clawson

Stephen T. D. Dixon

Allen & Caron, Inc.	Executive Vice President & CFO
949-474-4300	(949) 443-3355

CLARiENT REPORTS 2005 FIRST QUARTER RESULTS

Revenue increases 108% over prior year

SAN JUAN CAPISTRANO, Calif. (April 21, 2005) – CLARiENT, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today reported total net revenue of $4.0 million for the first quarter ended March 31, 2005, a 108 percent increase over the prior year’s first quarter net revenue of $1.9 million and a 39 percent increase over the fourth quarter of 2004.  Diagnostic services revenue, net of contractual discounts, from the Company’s new laboratory operation was $1.9 million in the 2005 first quarter, an increase of 50 percent over the fourth quarter of 2004.  The net loss attributable to common stock for the first quarter of 2005 was $3.9 million or $0.08 per share, a 33 percent reduction from the $5.8 million or $0.11 loss per share in the fourth quarter of 2004 and a 16 percent increase from the $3.3 million or $0.08 loss per share in the first quarter of 2004.

Ron Andrews, President and CEO, said, “We are very pleased with the revenue growth that resulted from the first full quarter of implementing our new corporate strategy. This increase in revenue demonstrates the strength of our new business model and the traction that we are generating in the marketplace.  Customer acceptance of our services has been particularly encouraging and this momentum should carry forward into future periods.”

Automated Cellular Imaging System (ACIS®) related fee-per-use revenue was $1.3 million in the 2005 first quarter as compared to $1.6 million in the first quarter of 2004.  Revenue from the sale of systems was $800,000 in the first quarter of 2005, an increase of 121 percent compared to the first quarter of 2004.

Gross profit in the first quarter of 2005 was $1.5 million, representing a gross margin of 38 percent, as compared to $1.0 million and 52 percent in the same quarter of the prior year and up considerably from the negative margin of $300,000 in the fourth quarter of 2004.  Operating expenses were $5.4 million in the first quarter of 2005, which was flat compared to the 2004 fourth quarter and 25 percent greater than the $4.3 million in the 2004 first quarter, due primarily to the addition of in-house laboratory operations.

“Last year we initiated an aggressive plan to transform our company, and the first quarter results are tracking according to our projections,” continued Andrews. “We are now delivering a much broader array of cancer diagnostic services and technologies, and we have been able to initiate the move to a more diversified product mix.  Thus far in April, approximately 30 percent of our test volume has come from non-breast cancer sources, such as flow cytometry testing for lymphomas and leukemia.  Other important recent milestones included the initiation of a bioanalytical services agreement for the performance of a multi-center clinical trial for Avastin™, one of the fastest growing targeted therapeuticsand the transition to a new corporate name, CLARiENT, which recognizes our clarity of purpose in helping to manage cancer.  We also completed licensing inspections for the state of New York and have received our Florida state licensure well ahead of our initial timelines. I am also encouraged by the increased market interest in our ACIS® system as evidenced by our increased instrument placements in the first quarter.”

“Finally, while continued progress is necessary, we were encouraged by the substantial reduction in operating loss from the fourth quarter of 2004. This is an important indicator that continued top line velocity can translate quickly in to bottom line earnings improvement. The combination of cash and availability under our line of credit facility at the end of the first quarter totaled $10.3 million. We expect our operating losses to decrease steadily over the next several quarters.”

Conference Call & Webcast

The company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations.  Interested participants may access the live webcast through the company’s website (www.clarientinc.com).  Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About CLARiENT, Inc.

CLARiENT provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients.  A majority-owned subsidiary of Safeguard Scientifics, Inc., CLARiENT formed in 1997 to develop and market the Automated Cellular Imaging System (ACIS).  This digital imaging and assessment system allowed pathologists, for the first time, to obtain reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the CLARiENT services business.  This facility and the CLARiENT support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

CLARiENT’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using CLARiENT technology and services.  CLARiENT and ACIS are registered trademarks of CLARiENT.  For more information, visit www.clarientinc.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development.  Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities.  Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth.  In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders.  For more information about Safeguard and its strategy, visit www.safeguard.com.

The statements herein regarding CLARiENT, Inc. contain forward-looking statements that involve risks and uncertainty.  Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the Company’s ability to successfully implement its plans to change its name, to reorganize itself into separate business units and to continue to expand its offerings of cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program,  the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to obtain and maintain requisite state and federal licesnes, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-Tables to Follow-

CLARiENT REPORTS 2005 FIRST QUARTER RESULTS

CLARiENT, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Revenues:
Per-Use, Instrument, and Other Sales	$2,120	$1,931
Diagnostic Services, net	1,887	—
Total Revenue, net	4,007	1,931

Cost of revenue	2,474	926
Gross profit	$1,533	$1,005

Gross profit %	38%	52%

Expenses:
Selling, general and Administrative	3,029	3,261
Diagnostic Services administration	1,423	—
Research and Development	928	1,029
Total operating expenses	$5,380	$4,290

Other income/(loss)	(27)	(61)

Net loss	$(3,874)	$(3,346)

Net loss per common share:
Basic	$(0.08)	$(0.08)
Diluted	$(0.08)	$(0.08)

Weighted average number of common shares outstanding	51,616,369	39,917,232

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CLARiENT, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2005	Dec 31, 2004
	(Unaudited)

Cash and cash equivalents	$4,825	$10,045
PP&E, net	5,609	6,084
Accounts receivable, net	3,442	2,660
All other assets, net	2,163	1,368

Total assets	$16,039	$20,157

Total current liabilities	$5,676	$5,883
Total long-term liabilities	2,163	2,386

Stockholders’ equity	8,200	11,888

Total liabilities and stockholders’ equity	$16,039	$20,157

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